Exhibit 10.20

THIRD AMENDMENT TO AMENDED AND RESTATED EXCLUSIVE LICENSE

AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (this “Third Amendment”) is made as of the 24th day of June, 2016, by and between the University of Pittsburgh – Of the Commonwealth System of Higher Education, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania (“University”) and Exagen Diagnostics, Inc., a corporation existing under the laws of Delaware (“Licensee”),

WHEREAS, University and Licensee have previously entered into an Amended and Restated Exclusive License Agreement dated as of August 2, 2011, as amended by the First Amendment to Amended and Restated License Agreement dated May 17, 2012 and the Second Amendment to Amended and Restated License Agreement dated September 30, 2013 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereby agree as follows:

1.

Consideration. University and Licensee agree that in consideration for amending the Agreement, and settling all royalty obligations of Licensee for the three years ending December 31, 2014, including the costs incurred by University in connection with the audit of the three years ending December 31, 2014, Licensee will pay University the amount of $111,000, which shall be due immediately upon Licensee’s execution of this Third Amendment. Licensee shall not be otherwise liable or responsible for any obligation or expense accruing from, arising from or relating to goods or services sold or performed after January 1, 2012 through December 31, 2014.

2.	Amendments.

(a)	Section 1.4 of the Agreement is hereby deleted and replaced in its entirety as follows:

“LICENSED TECHNOLOGY’ shall mean any product or part thereof or service which is:

(a)	Covered by a VALID PATENT CLAIM in the country in which any such product or part thereof is made, used or sold or in which any such service is used or sold; or

(b)	Manufactured by using a process or is employed to practice a process which is covered by a VALID PATENT CLAIM in the country in which any such process is used or in which such product is made.

In the case of a COMBINATION PRODUCT, if the LICENSED TECHNOLOGY is used in combination with other markers not covered by the LICENSED TECHNOLOGY in an algorithm or formula to produce a single test result, the combination of the LICENSED TECHNOLOGY and the markers not covered by the LICENSED TECHNOLOGY will be considered LICENSED TECHNOLOGY for the purposes of determining royalty obligations. For example, when test results from LICENSED TECHNOLOGY along with the test results from non-licensed markers are input together into an algorithm or formula which produces a single test result, NET SALES will include all markers used in combination to produce the single test result. When results from non-licensed markers are reported alongside results from LICENSED TECHNOLOGY but which are not used in combination with LICENSED TECHNOLOGY to produce a single test result, the non-licensed markers will not be considered LICENSED TECHNOLOGY for the purposes of determining royalty obligations hereunder, and no royalty will be due on sales of such non-licensed markers. By way of example using specific product offerings, the cash receipts associated with the entire Avise Lupus LICENSED TECHNOLOGY product will be subject to the applicable royalty rate in Article 4, whereas the Avise CTD LICENSED TECHNOLOGY shall be treated as a COMBINATION PRODUCT under sections 1.4, 1.8 and 1.12 herein. For avoidance of doubt, a test report may contain one or more test results, some of which may utilize LICENSED TECHNOLOGY and some of which may not.”

(b)	Section 1.8 of the Agreement is hereby deleted and replaced in its entirety as follows:

“‘NET SALES’ shall mean, with respect to a particular time period, the total cash amounts collected during such time period by LICENSEE or its Sublicensee for LICENSED TECHNOLOGY and services or testing using the LICENSED TECHNOLOGY, less deductions for refunds or rebates of previously collected amounts where factually applicable.

In the event a Licensed Technology is sold in the form of a COMBINATION PRODUCT, the NET SALES for such COMBINATION PRODUCT shall be calculated by multiplying the actual NET SALES of such Combination Product by the fraction A/(A+B), where A is the published Medicare allowable rate at the end of the reported quarter for the LICENSED TECHNOLOGY, and B is the published Medicare allowable rate at the end of the reported quarter for all other components or products in the COMBINATION PRODUCT. In any event the fraction applied to the NET SALES of a COMBINATION PRODUCT using the LICENSED TECHNOLOGY shall never be less than 33%. If the Licensed Technology and/or the other components or products do not correspond with Medicare allowable rates, NET SALES for the COMBINATION PRODUCT shall be determined by the parties in good faith and such agreement shall be reduced to writing by both parties.’’

In the initial reporting quarter following the effective date of this Third Amendment, the Licensee will recalculate Net Sales utilizing the definition provided in this Third Amendment from January 1, 2016 through the end of the initial reporting quarter and then offset this year-to-date Net Sales figure with any royalties paid for reporting periods since January 1, 2016.

For clarification, the University and the Licensee intend to transition, effective January 1, 2016, from the definition of Net Sales under the Agreement to the definition of Net Sales provided under this Third Amendment without paying royalties on the same NET SALES twice. The University recognizes that cash collected will continue to be segmented between cash collected for tests with reporting dates before and after January 1, 2016. Royalties will be paid on only cash collected for tests with reporting dates after January l, 2016. Revenues payable on tests with reporting dates before January 1, 2016 were estimated and the associated royalties paid based on those estimates, as subject to Section 2 below.

(c)	A new Section 1.12 is hereby added to the Agreement and shall read as follows:

“‘COMBINATION PRODUCT’ shall mean a product that includes at least one additional marker that is not covered by the LICENSED TECHNOLOGY.”

(d)	A new Section 1.13 is hereby added to the Agreement and shall read as follows:

“‘VALID PATENT CLAIM’ shall mean a claim of (a) an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid by a final, unreversed, and unappealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, unpatentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise; or (b) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.”

(e)	Section 5.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

‘‘Within sixty (60) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement beginning in the year of the first commercial sale of LICENSED TECHNOLOGY,

LICENSEE shall deliver to UNIVERSITY true, accurate and detailed reports of:

(a)	Number of product and service NET SALES, each stated-separately, for LICENSEE and all sublicensees;

(b)	Total billings and receivables for all such products and services;

(c)

Deductions set forth in Section 1.8, each stated separately, and the basis for any COMBINATION PRODUCT calculation as set forth in Section 1.8, including the applicable Medical allowable rates used as the basis for the COMBINATION PRODUCT calculations;

(d)	Total royalties due;

(e)	Name and addresses of sublicensees; and

(f)	Total NON-ROYALTY SUBLICENSE INCOME received during such calendar quartet and total amount of payment due pursuant to Section 4.1 (e).”

(f)	Section 11.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of UNIVERSITY:

Associate Vice Chancellor for Technology Management

and Commercialization

Office of Technology Management

University of Pittsburgh

200 Gardner Steel Conference Center

Thackeray &, O’Hara Streets

Pittsburgh, PA 1526

In the case of LICENSEE:

Exagen Diagnostics, Inc.

1261 Liberty Way, Suite C

Vista, CA 92081”

3.

Audit. University agrees that if any audit is initiated that includes an audit of the calendar year ending December 31, 2015, the definition of COMBINATION PRODUCT as contemplated under this Third Amendment will be used to determine the royalty obligations of Licensee for that calendar year.

4.	Miscellaneous.

(a)

Except as specifically amended above, all terms of the Agreement, as amended by this Third Amendment, shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this Third Amendment, the terms of this Third Amendment shall prevail in effect.

(b)

The parties acknowledge that this Third Amendment and the Agreement set forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersede all previous understandings between the parties, written or oral, regarding such subject matter.

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IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first written above.

UNIVERSITY OF PITTSBURGH — OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

Reviewed and approved by OGC University of Pittsburgh		By
By:			Marc S. Malandro, Ph.D., CLP, RTTP Associate Vice Chancellor for Technology Management and Commercialization
Date:	6/27/16

EXAGEN DIAGNOSTICS, INC.

By
		Name:	Fortunato Ron Rocca
		Title:	CEO